Raser Technologies Completes and Closes its Round of Venture Financing

PROVO, Utah, -(BUSINESS WIRE)- Tuesday, September 14, 2004- Raser
Technologies, Inc.   OTC:BB RSTG (the "Company") announces that the Company
has closed its venture financing having raised $4.24 million in capital from several select domestic and international investment funds. The private placement was comprised of 4,240 $1000 Series B Convertible Preferred shares, which are convertible into 1,211,571 shares of common stock, with investor warrant coverage of 302,893 shares for a cash-only exercise price of $8.55 per share.

Raser Technologies' CEO Kraig Higginson stated that with the completion of this private placement, the Company expects to fully execute its business model, including its intention to license the technology to major motor manufacturers. "Our management team, in conjunction with our consulting firm, The Monitor Group, recently developed a detailed business model and market strategy. With the completion of our recent funding, we are completely suited to execute our business plan."

Information on Raser Technologies, Inc. may be found at:
http://www.rasertech.com

Founded in 2001, Raser Technologies believes that its pending patents cover breakthrough electric motor technology. This technology more effectively harnesses one of nature's most useful forms of energy and delivers it in a low cost, lightweight electric drive system for industry, home, and electric vehicles. A list of the potential risk factors that may affect the Company's prospects may be found in the Company's most recent 10K filing dated 30 March, 2004. These risk factors should be read in conjunction with this press release.

This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, realization of customer contracts, strength of the Company's patents, validation of the technology, changes in anticipated earnings of the Company and other factors detailed in the Company's filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact Information:
Raser Technologies, Inc., Provo
David West, VP Marketing, Raser Technologies, dwest@rasertech.com or call 1-801-765-1200
Michael Dancy, Investor Relations - medancy@allwest.net - 801-746-3570